Exhibit 99 (a)

             BOK FINANCIAL REPORTS 14% GROWTH IN QUARTERLY EARNINGS
                          Asset Quality Remains Strong


TULSA, Okla. (Tuesday, October 16, 2007) - BOK Financial Corporation reported quarterly earnings of $59.8 million or $0.89 per diluted share for the third quarter of 2007, up 14% over the third quarter of 2006. Net income totaled $52.7 million or $0.78 per diluted share for the third quarter of 2006 and $53.9 million or $0.80 per diluted share for the second quarter of 2007. Net income was $166.5 million or $2.46 per diluted share for the first nine months of 2007, compared with $162.4 million or $2.41 per diluted share for the same period of 2006.

Highlights of the third quarter of 2007 included:

o Net interest revenue grew $15.5 million or 12% over last year's third quarter and $4.5 million or 13% annualized over the second quarter of 2007.

o Average earning assets increased 17% and average deposits increased 14% compared with the third quarter of 2006. Excluding the acquisitions of Worth National Bank and First United Bank in the second quarter of 2007, average earning assets increased 14% and average deposits increased 10%.

o Net interest margin was 3.27% for the third quarter of 2007, 3.38% for the third quarter of 2006 and 3.31% for the second quarter of 2007.

o Net loans charged-offs were $4.9 million or 0.17% annualized of average loans for the third quarter of 2007. The provision for credit losses was $7.2 million for the third quarter of 2007 compared with $5.3 million for the third quarter of 2006 and $7.8 million for the second quarter of 2007. Non-performing assets totaled $56 million or 0.48% of outstanding loans and repossessed assets at September 30, 2007.

o Fees and commission revenue was up $12.8 million or 14% over the third quarter of 2006 and $7.0 million over the second quarter of 2007. All major categories increased over the third quarter of 2006 and the second quarter of 2007.

o Changes in the fair value of mortgage servicing rights, net of economic hedges, had little effect on the current quarter's earnings, but reduced net income for the third quarter of 2006 by $2.7 million or $0.04 per diluted share.

o Operating expenses, excluding changes in the fair value of mortgage servicing rights, were up $18.8 million or 14% over the third quarter of 2006 and up $8.7 million over the preceding quarter. Severance and other costs related to a workforce reduction in the third quarter of 2007 and a full quarter's costs of banks acquired in the second quarter of 2007 added $8.4 million to third quarter's operating expenses.

"This quarter's performance has been outstanding for BOK Financial. We have not experienced the well-publicized credit problems associated with sub-prime mortgage lending and highly leveraged commercial loans," said President and CEO Stan Lybarger. "Our portfolios of mortgage-backed securities, residential mortgage loans and mortgage servicing rights have little exposure to the sub-prime market. More importantly, losses in our commercial and commercial real estate loan portfolios remained near historic lows. Year-to-date net charge-offs in our commercial and commercial real estate loan portfolios have totaled $7.5 million or 0.11% of their respective loan portfolios."

Net Interest Revenue

Net interest revenue totaled $139.4 million for the third quarter of 2007, up $15.5 million or 12% over the third quarter of 2006 and $4.5 million or 13% annualized over the second quarter of 2007. Average earning assets increased $2.5 billion or 17% over the third quarter of 2006, including a $1.9 billion increase in average outstanding loans and a $566 million increase in average securities. Growth in the securities portfolio generally consisted of highly-rated, fixed-rate mortgage-backed securities. These securities supplement the Company's earnings and help manage the balance sheet to a position that is essentially neutral to changes in interest rates. The duration of the securities portfolio is approximately 2.7 years based on a range of interest rates and prepayment assumptions.

Average deposits were up $1.6 billion or 14% over the third quarter of 2006. Average interest-bearing transaction accounts grew $1.2 billion or 22% and average time deposits grew $484 million or 11% compared with the third quarter of 2006. Growth in average earning assets was also funded by a $774 million or 24% increase in average federal funds purchased and other borrowed funds.

Net interest margin was 3.27% for the third quarter of 2007 compared with 3.38% for the third quarter of 2006 and 3.31% for the second quarter of 2007. The benefit to the net interest margin from earning assets funded by non-interest bearing liabilities was 36 basis points in the third quarter of 2007 compared with 45 basis points in the third quarter of 2006 and 43 basis points in the preceding quarter due to changes in funding mix. In addition, yields on average earning assets increased 8 basis points to 6.99% and the cost of interest-bearing liabilities increased 10 basis points to 4.08% compared with the third quarter of 2006. Yields on average earning assets decreased 1 basis point and the cost of interest-bearing liabilities decreased 4 basis points compared with the second quarter of 2007 due to lower market rates for funds purchased and other borrowings.

Loans and Deposits

Outstanding loans totaled $11.8 billion at September 30, 2007, up $52 million or 2% annualized since June 30, 2007. The outstanding balance of consumer loans increased $42 million while the outstanding balance of commercial loans decreased $38 million compared with the preceding quarter's end.

Commercial loans in the Oklahoma market were down $209 million due to approximately $245 million in payoffs which largely affected the manufacturing and agriculture sectors of the loan portfolio. Commercial loans continued to grow at a strong annualized rate in the regional markets. Outstanding commercial loan balances were up $86 million or 18% annualized in Texas, $22 million or 72% annualized in Arizona and $12 million or 11% annualized in New Mexico.

Consumer loans were up $42 million or 20% annualized during the third quarter of 2007. Indirect auto loans increased $38 million or 27%, primarily in the Oklahoma and Arkansas markets.

Total deposits decreased $179 million during the third quarter of 2007. Higher-costing brokered deposits and public funds decreased $122 million. Retail certificates of deposits were up $105 million with solid growth noted in Colorado and New Mexico. September 30 commercial deposit account balances decreased $164 million from June 30 across all of our markets due to the timing of customer cash flows.

Credit Quality

Net loans charged-offs totaled $4.9 million for the third quarter of 2007, $5.8 million for the second quarter of 2007 and $4.3 million for the third quarter of 2006. Non-performing assets totaled $56 million or 0.48% of outstanding loans and repossessed assets at September 30, 2007 compared with $60 million or 0.52% at June 30, 2007 and $41 million or 0.41% at September 30, 2006. Non-performing assets included $7 million of non-performing assets acquired with First United Bank in the second quarter of 2007. The Company will be reimbursed by the sellers for losses incurred on any acquired loans during a three-year period after the acquisition date.

The combined allowance for loan losses and off-balance sheet credit losses totaled $142 million or 1.21% of outstanding loans and 317% of non-accruing loans at September 30, 2007. The allowance for loan losses was $122 million and the reserve for off-balance sheet credit losses was $20 million. At June 30, 2007, the combined allowance for loan losses and off-balance sheet credit losses totaled $139 million or 1.20% of outstanding loans and 268% of non-accruing loans. The allowance for loan losses was $120 million and the reserve for off-balance sheet credit losses was $19 million.

Fees and Commission Revenue

Fees and commission revenue increased $12.8 million or 14% compared with the third quarter of 2006. All major categories were up over the same period last year. Transaction card revenue increased $3.9 million or 19% compared to 2006 due to ATM fees and debit card processing volumes. Trust revenue increased $2.5 million or 15% due largely to a 17% increase in the fair value of trust assets. Brokerage and trading revenue was up $2.5 million or 19% due to retail brokerage fees and revenue from customer derivative transactions. Mortgage banking revenue increased $1.7 million or 25% over the third quarter of 2006 due to increased production volume. Mortgage loan production totaled $246 million for the third quarter of 2007, up 20% over the same period in 2006. Other revenue decreased $1.7 million due to a $1.8 million decrease in fees earned on margin assets. Average margin asset balances decreased $169 million compared with the third quarter of 2006. The decrease in revenue earned on margin assets was offset by lower funding costs, which increased net interest revenue.

Mortgage Servicing Rights

BOK Financial recognized a net gain of $208 thousand from changes in the fair value of mortgage servicing rights and related hedges during the third quarter of 2007, compared with a $4.2 million net loss from changes in the fair value of mortgage servicing rights and related hedges in the third quarter of 2006. The fair value of mortgage servicing rights decreased $3.5 million during the third quarter of 2007 due to changes in mortgage commitment rates and anticipated loan prepayment speeds. The decrease in fair value of the servicing rights was offset by a $3.7 million increase in the fair value of securities designated as an economic hedge.

Operating Expenses

Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $149.7 million, up $18.8 million or 14% over the third quarter of 2006.

Personnel expense totaled $87.9 million for third quarter of 2007, a $13.3 million or 18% increase over the same period of 2006. Severance and other net charges related to a workforce reduction fully recognized in the third quarter of 2007 added $2.5 million to personnel expense. Acquisitions of Worth National Bank and First United Bank in June 2007 increased third quarter's personnel expense by $2.8 million. Excluding severance and related costs and acquisitions, personnel expense increased 11% over the third quarter of 2006 and 8% annualized over the second quarter of 2007.

Non-personnel operating expenses totaled $61.8 million for the third quarter of 2007 compared with $56.3 million for the third quarter of 2006 and $59.1 million for the second quarter of 2007. The June 2007 acquisitions of Worth National Bank and First United Bank added $3.1 million to third quarter's non-personnel operating expenses. Excluding acquisitions, non-personnel operating expenses were up 4% over the third quarter of 2006 and 2% annualized over the second quarter of 2007.


About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., the TransFund electronic funds network, Southwest Trust Company, N.A. and AXIA Investment Management, Inc. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.


This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.